Exhibit 5.1

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022

June 9, 2005

Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039

Ladies and Gentlemen:

We have acted as counsel to Columbia Laboratories, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus (the “Prospectus”) which forms a part of the Registration Statement, in the manner described in the Prospectus, of up to an aggregate of 3,900,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), of which amount 3,450,000 shares may be issued from time to time upon conversion of the Company’s series E preferred stock, par value $0.01 per share (the “Conversion Shares”), and 450,000 shares (together with the Conversion Shares, the “Shares”) may be issued from time to time upon the exercise of certain warrants described in the Prospectus (the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments of the Company as we have deemed necessary or advisable for the purpose of rending this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as copies. As to various questions of fact material to our opinion, we have relied on the representations of the Company.

Based on the foregoing, we are of the opinion that, the Shares to be sold by the Selling Stockholders in the manner described in the Prospectus under the captions “Selling Stockholders” and “Plan of Distribution” when issued and paid for in accordance with the terms of the instrument or agreement governing their issuance, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinions as to any other laws, statues, rules or regulations.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters.” In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ Kaye Scholer LLP